Exhibit 7

The Stilwell Group

111 Broadway, 12th Floor

New York, NY 10006

(212) 269-1551

Info@StilwellGroup.com

April 19, 2021

Dear Fellow PFBX Owner,

This is our 71st activist investment. Win or lose this year, we’re here for the duration. We’re after three things:

1)	PFBX has to reach at least average performance, or it should be sold to a better run community bank;

2)	Nepotism ends (does anyone outside the boardroom really want a 4th generation of the same family running our bank?); and

3)	The rewards of ownership go to the owners. In our opinion, what the insiders have returned to the shareholders is shameful -- what they’ve awarded themselves over the years is grotesque.

Please vote the GREEN card TODAY for our highly qualified nominee, Peter Prickett.

Sincerely,

Megan Parisi
MParisi@StilwellGroup.com
(917) 881-8076

You can vote by telephone, online or by signing and dating the enclosed GREEN proxy card and returning it in the postage-paid envelope.

If you have any questions, require assistance in voting your GREEN proxy card, or need additional copies of our proxy materials, please contact us or Okapi Partners at the phone numbers or email listed below.

Okapi Partners LLC
1212 Avenue of the Americas, 24th Floor
New York, New York 10036

+ 1 (212) 297-0720 (Main)
+ 1 (855) 305-0856 (Toll-Free)
Email: info@okapipartners.com